Northrop Grumman to Acquire Sterling Software's Federal Systems Group LOS ANGELES, Sept. 18 /PRNewswire/ -- Northrop Grumman Corporation (NYSE: NOC -
news) announced today that it has signed a definitive agreement with Computer Associates International Inc. (NYSE: CA - news) to acquire for $150 million in cash Sterling Software (U.S.) Inc. (known as Sterling's Federal Systems Group), a provider of information technology services to the Federal government. Sterling Software (U.S.) is a wholly-owned subsidiary of Sterling Software International Inc., which is a subsidiary of Computer Associates. Sterling's Federal Systems Group had 1999 revenues of $159 million and specializes in the areas of intelligence systems; command, control and communications; air traffic management; weather systems; and modeling and simulation. Key customers include national intelligence agencies, the U.S. Air Force, the FAA, NASA, the Defense Information Systems Agency, the National Security Agency and the National Oceanic and Atmospheric Administration. Upon the close of the acquisition, Sterling's Federal Systems Group will be integrated into the operations of Logicon Inc., Northrop Grumman's information technology sector.
     ``Sterling's Federal Systems Group's core capabilities and strong customer base are an excellent fit with Logicon,'' said Kent Kresa, Northrop Grumman chairman, president and chief executive officer. ``Combined with our pending acquisition of Federal Data Corporation and our recent acquisition of Comptek Research, Sterling's Federal Systems Group is yet another example of our strategy to focus on our high-growth business areas.''
     ``We believe the enormous potential of the highly specialized Sterling Federal business will be unlocked as part of Logicon,'' said Sanjay Kumar, president and chief executive officer of Computer Associates. ``Sterling's Federal Systems Group will receive the focus it requires for even greater growth and we remain fully committed to our traditional Federal government business. Logicon and Computer Associates have enjoyed an excellent relationship over the years and will continue to work closely together in the future.'' Sterling's Federal Systems Group complements Logicon's position in high- performance computing; document management; satellite data collection; and defense information infrastructure and common operating environment. In addition, the acquisition will provide further growth for Logicon in the state and local government and commercial markets. Headquartered in McLean, Va., Sterling's Federal Systems Group has approximately 1,200 employees in 11 states. The transaction is subject to normal governmental review and is expected to close in 45 days. Salomon Smith Barney is the financial advisor to Northrop Grumman in this transaction. Northrop Grumman's previously-announced acquisition of Federal Data is also expected to close within 45 days. Federal Data had 1999 revenues of $584 million.
     Logicon, with 1999 revenues of approximately $1.5 billion, is headquartered in Herndon, Va., and is a leader in advanced technology and information systems and services. Areas of expertise include command, control, communications and intelligence (C4ISR); information systems; training and simulation; science and technology; base and range support; and commercial information services. Northrop Grumman Corporation, headquartered in Los Angeles, is a world- class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government and commercial customers, as a prime contractor, principal subcontractor, team member or preferred supplier. The company had revenues of $7.6 billion in 1999 (restated) and has a workforce of approximately 37,000 employees. SOURCE: Northrop Grumman Corporation.